CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

MASTER SERVICES AGREEMENT

This Master Services Agreement (the “Agreement”), dated as of June 11th 2021 (the “Effective Date”), is made between Ei.Ventures, Inc., a Delaware corporation, which has a place of business at 1215 S. Kihei Rd., #424, Kihei, Hawaii 96753 (“Sponsor”), and Tioga Research, Inc., a California Corporation having a principal place of business at 6330 Nancy Ridge Drive Suite 102, San Diego, CA 92121 (“Tioga”).

RECITALS

Whereas, Sponsor is in the business of one or more of researching, developing, manufacturing, distributing, marketing, and selling pharmaceutical, medical device, skin care or cosmetic products, botanical formulations, and intellectual property rights;

Whereas, Tioga is in the business of providing research, development and related services directed to products applied to the skin and to other body surfaces;

Whereas, Sponsor and Tioga desire to enter into this Agreement to establish the default terms and conditions under which Sponsor may engage Tioga from time-to-time to provide research and development services as further described in one or more Work Orders (“Services”).

NOW, THEREFORE, for and in consideration of the terms and conditions set forth below and intending to be legally bound, the parties hereby agree as follows:

1.Work Orders and Change Orders.

Work Orders. The specific details of each program of work to be undertaken by Tioga for Sponsor under this Agreement will be separately negotiated and specified in writing on terms and in a form acceptable to the parties (each a “Work Order”) substantially in the form of Exhibit A attached hereto, as may be modified at the mutual agreement of the parties. Each Work Order will include, as appropriate, a detailed description of the work program, timelines for completion of work tasks, and the charges to Sponsor. A Work Order will take effect when signed by both parties hereto.

Each Work Order shall be subject to all of the terms and conditions of this Agreement, in addition to any terms and conditions that are specifically provided in such Work Order. To the extent that any terms or provisions of a Work Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall prevail, except to the extent that such Work Order expressly provides for one or more specific amendments to this Agreement solely for the activities of the parties pursuant to such Work Order. All Work Orders and other Exhibits hereto are incorporated herein by reference.

For the avoidance of doubt: The contents of this documents (i) are the sole and exclusive property of Tioga Research, Inc. and (ii) are confidential and provided subject to formal non-disclosure provisions. Tioga Research does not grant to recipient any rights to such content. Recipients may not use, copy or disclosure to any third party any of such contents other than as provided herein without separate written agreement with Tioga Research.

Change Orders. The parties recognize that circumstances may change subsequent to execution of a Work Order, requiring changes to the corresponding program of work. All such changes shall be set forth in a written amendment to such Work Order (a “Change Order”) that details such changes, including, as appropriate, modifications to tasks, responsibilities, budget, Deliverables, charges, completion schedule and so forth. A Change Order will become effective upon execution by both parties. Each party will implement the changes agreed under a Change Order on a reasonable and best-efforts basis. Each party agrees to act promptly and in good faith when considering changes to a Work Order requested by the other party.

2.Obligations of the Parties.

Sponsor Materials. Sponsor agrees to provide at no cost to Tioga the applicable Sponsor Materials necessary for performance of the Services specified in the applicable Work Order in amounts sufficient for the conduct of the applicable Services. Tioga shall not attempt to analyze in any manner, reverse engineer, deconstruct, reconfigure, modify and use for personal gain, or in any way determine the structure or composition of the Sponsor Materials, except as expressly set forth in the applicable Work Order in order to perform the Services set forth therein. Except as expressly set forth herein, THE SPONSOR MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE SPONSOR MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

Timely Performance. Tioga will use its best efforts to initiate, conduct, and complete each task provided in a Work Order within the timelines specified in such Work Order.

Subcontracting and Delegation. Tioga shall not subcontract or otherwise delegate to a third party the performance of any Services or other obligations under this Agreement without the prior written consent of Sponsor. In the event Tioga subcontracts or otherwise delegates to a third party the performance of any Services or other obligations under this Agreement with Sponsor’s prior written consent, Tioga shall ensure that such third party is subject to terms and conditions of confidentiality, non-disclosure and non-use, and of ownership of inventions at least as restrictive as set forth herein in Article 5 and Article 6. Tioga shall be liable, to the extent permissible by law, for the acts and omissions of such third party.

Cooperation. Sponsor shall forward to Tioga in a timely manner all documents, Sponsor Materials and information in Sponsor’s possession or control that are reasonably necessary for Tioga to conduct the Services. Tioga shall not be liable to Sponsor nor be deemed to have breached this Agreement for errors, delays or other consequences arising from Sponsor’s failure to provide such documents, Sponsor Materials or information in a timely manner or to otherwise cooperate reasonably with Tioga, provided that Tioga promptly notifies Sponsor of such failure in writing.

Availability; Communications and Reports. Tioga shall meet with representatives of Sponsor, in person at times and places mutually agreed upon or by teleconference, to discuss the progress and results, as well as ongoing plans, or changes therein, of the Services. Tioga shall also deliver to Sponsor in a timely manner any written reports required under each Work Order.

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Toxicology Assessment. Sponsor will promptly provide to Tioga a toxicology categorization or assessment report classifying the Active and providing handling recommendations for such Active when Tioga commences experimental work on such Active. During the period over which Tioga continues experimental work on such Active Sponsor will provide updated toxicology information regarding such Active as such information becomes available to Sponsor. Tioga understands that not all of the characteristics of the Active and Sponsor Materials may be known, and Tioga will accordingly use prudence and appropriate caution in any experimental work with the Active or Sponsor Materials.

3.Payment of Fees and Expenses.

Fees and Expenses. Sponsor will pay Tioga for fees, expenses, and pass-through costs in accordance with the budget and payment schedule provided in each Work Order. Each invoice submitted by Tioga will be both identified by a Work Order number and sufficiently detailed to identify the nature, timing, and extent of the Services performed. Tioga will invoice Sponsor on an approximately monthly basis or, at Tioga sole discretion, upon completion of the Services to which the invoice relates, for its fees, expenses and pass-through costs incurred in performing the Services. Any fees and expenses to be incurred by Tioga that are not stipulated in a Work Order shall be pre-approved in writing by Sponsor. All undisputed invoiced amounts shall be paid to Tioga within thirty (30) days of invoice receipt [***]. The final payment for a Work Order shall be contingent upon the receipt and acceptance by Sponsor of all Services and Deliverables contemplated under such Work Order.

Invoicing Details. Invoices for Services are to be made out and submitted as follows:

Attention: Redacted

Reference: Sponsor Reference Number

Address: Redacted

Third Party Expenditures. Should an acquisition of material or service from a third-party be required under a Work Order, Sponsor may elect to arrange and consummate such acquisition, and ensure timely and appropriate delivery to Tioga. Should Sponsor not so elect, Tioga will arrange for such acquisition and (i) invoice Sponsor within ninety (90) days after such expense was incurred, (ii) provide appropriate documentation such as original receipts. [***].

Travel and Visits. Tioga may be required to travel to such locations as reasonably requested by Sponsor for performance of the Services. Unless otherwise noted in a Work Order, (i) all such travel will be in accordance with Tioga’s travel and expense policy, a copy of which is available to Sponsor, (ii) any such travel will be scheduled at mutually convenient times, (iii) Sponsor will pay Tioga for staff time applied to travel at one half of Tioga’s applicable hourly invoicing rate, and (iv) any reasonable expenses incurred by Tioga in connection with such travel will be reimbursed by Sponsor provided (a) such expense is preapproved by Sponsor and (b) that Tioga submits verification of such expenses as Sponsor may require.

Taxes and Withholding. Tioga is responsible for paying the salaries and benefits of its own employees, and for providing its employees with workers’ compensation insurance. Tioga is also responsible for all applicable taxes in respect to payment of fees and expenses including withholding or paying all required federal, state, or local taxes and for complying

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with all applicable employment-related laws. Sponsor will not withhold any income tax or payroll tax of any kind on behalf of Tioga, nor will Sponsor treat Tioga as an employee for any purpose.

4.Term, Termination and Cancellation.

Term. This Agreement shall commence on the Effective Date and shall continue for a period of three (3) years after the Effective Date, or until terminated by either party in accordance with this Article 4. After the initial three (3) year term, this Agreement shall automatically renew each year thereafter for a period of one (1) year, unless either party notifies the other party in writing at least thirty (30) days prior to the renewal date that the notifying party does not want to renew the Agreement.

Termination by Sponsor. Notwithstanding any other provision, Sponsor may terminate this Agreement or any Work Order without cause at any time upon forty-five (45) days’ prior written notice to Tioga.

Termination by Either Party for Breach. Either party may terminate this Agreement or any Work Order for material breach by the other party upon thirty (30) days’ prior written notice specifying the nature of the breach, if such breach has not been substantially cured within such thirty (30) day period (the “Cure Period”). During the Cure Period, each party will continue to perform its obligations under the Agreement and any Work Order. If the Cure Period expires without a substantial cure of the breach, then the Agreement or the Work Order (as applicable) will automatically terminate at the end of the Cure Period and the parties shall promptly meet to agree to a schedule for the reasonable close-out of the Services under each affected Work Order, and Tioga shall cease performing all work not necessary for such close-out or as otherwise required by laws or regulations. Should Sponsor have perpetrated the breach Sponsor shall pay Tioga for all such close-out work immediately upon receipt of a reasonable invoice.

4.4.Effect of Termination by Sponsor.

4.4.1.If this Agreement or any Work Order is terminated for any reason other than a material uncured breach by Tioga, Sponsor shall pay Tioga for the Services properly performed up until the date of termination, provided however, that Tioga shall use reasonable efforts to reduce the cost to Sponsor associated with such termination and shall not commit to further expense after the date of notice of termination.

4.4.2.If this Agreement or any Work Order is terminated by Sponsor pursuant to Section 4.3 Sponsor shall have no obligation to pay Tioga any fees or expenses that accrued (a) after the breach, and (b) prior to the breach but for which Sponsor did not receive appropriate benefit because of the breach.

Orderly Wind-Down or Transition. Upon termination or expiration of this Agreement or any Work Order, unless Tioga terminates the Agreement pursuant to Section 4.3, Tioga will cooperate with Sponsor, at reasonable Sponsor expense, to provide for an orderly wind-down of the Services provided by Tioga hereunder or an orderly transition of such Services to another service provider.

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Final Invoices. Tioga shall submit all final invoices related to a terminated Work Order within forty-five (45) days after the effective date of such termination.

5.Confidentiality and Publication.

Non-Disclosure Obligations. A party receiving Confidential Information (the “Receiving Party”) of the other party (the “Disclosing Party”) shall accept and maintain such Confidential Information on a confidential basis. Receiving Party shall not disclose Confidential Information of the Disclosing Party to any third party without the prior written consent of the Disclosing Party and shall permit access to Confidential Information of the Disclosing Party only to those Receiving Party’s Representatives (i) who require access to such Confidential Information in order to perform their duties to the Receiving Party in connection with this Agreement and (ii) who have been informed and who are contractually or legally bound by obligations to Receiving Party of confidentiality, non-disclosure and non-use with respect to such Confidential Information at least as stringent as those contained herein. Receiving Party and Receiving Party’s Representatives shall exercise the same degree of care with respect to preserving and safeguarding the confidentiality of Confidential Information of Disclosing Party as is exercised in preserving and safeguarding its own confidential and proprietary information, but no less than a reasonable degree of care. Receiving Party and Receiving Party’s Representatives shall not use Confidential Information of the Disclosing Party for any purpose other than as necessary in connection with their obligations under this Agreement or in any manner that would constitute a violation of any laws or regulations, including, without limitation, any applicable export control laws. Unless expressly stated herein, nothing in this Agreement shall be interpreted as transferring any rights, title, or interest in and to a Disclosing Party’s Confidential Information to the Receiving Party. Tioga agrees that no development will be performed, or work product produced, with the Sponsor Materials, and that no Confidential Information of Sponsor will be used by Tioga in any future developments or work product unless expressly set forth in a Work Order.

The failure of any Representative of Receiving Party to comply with the terms and conditions of this Agreement shall be considered a breach of this Agreement by the Receiving Party. Receiving Party shall immediately notify the Disclosing Party in the event of any loss, unauthorized disclosure, or unauthorized use of, or any inability to account for, any Confidential Information of the Disclosing Party.

Authorized Disclosure. Notwithstanding the provisions of Section 5.1, Receiving Party may disclose Confidential Information, without violating its obligations under this Agreement, to the extent the disclosure is required by a valid order of a court or other governmental body of competent jurisdiction or is otherwise required by law or regulation, provided that the Receiving Party shall give reasonable prior written notice to the Disclosing Party of such required disclosure. At Disclosing Party’s request and expense, Receiving Party shall cooperate with Disclosing Party’s efforts to contest such requirement, to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued, or the law or regulation required, and/or to obtain other confidential treatment of such Confidential Information. A party may disclose the existence of this Agreement where required to fulfill FDA regulatory obligations.

Further Authorized Disclosure. Either party may disclose the existence and the terms of this Agreement, but no other Confidential Information of the other party, on a need-to-know and confidential basis to any Affiliate, or to any bona fide potential investor, lender,

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acquirer, corporate partner or financial advisor provided such investor, lender, acquirer, corporate partner or financial advisor is subject to terms and conditions of confidentiality, non-disclosure and non-use at least as restrictive as set forth herein in Article 5.

Return of Confidential Information. On written request by Disclosing Party, Receiving Party will promptly return all Confidential Information of Disclosing Party, including any documents prepared by the Receiving Party that contain Confidential Information of Disclosing Party, except those documents that Receiving Party must retain as specified in this Agreement or to fulfill regulatory requirements. However, (i) Receiving Party may retain, in a secure location and, to the extent possible, segregated from unrelated materials, a single archival copy of returned Confidential Information for the sole purpose of determining the scope of obligations incurred under this Agreement, and (ii) Receiving Party shall not be required to destroy any computer files created during automatic system back up which are stored securely by Receiving Party. Notwithstanding anything to the contrary, if Receiving Party retains an archival or backup copy of returned Confidential Information, the obligations of confidentiality under this Article 5 as to the archival or backup copy shall continue for so long as such archival or backup copy is maintained.

Survival. The obligations of non-disclosure and non-use provided in this Article 5 shall remain in effect for a period of seven (7) years after the termination of this Agreement, unless a longer time period is specified in a Work Order. Notwithstanding the foregoing, the obligations of non-disclosure and non-use provided in this Article 5 shall continue to apply to (i) trade secrets under applicable law of a party which shall remain confidential in perpetuity or for as long as permitted by and in compliance with applicable laws and (ii) Deliverables retained by Tioga pursuant to Sections 5.4.

Publication and Promotion. Tioga will not lecture upon, present, publish any manuscript or other document (solely or in co-authorship with others) or make any oral disclosure without obligation of confidentiality of information generated in performance of the Services which relate to any Active without the prior written consent of Sponsor, which Sponsor may withhold in Sponsor’s sole discretion. Neither party will use the other party’s name, trademarks, or logos, or those of its Affiliates or Representatives, in connection with any publication or promotion without the other party’s prior written consent, except that a party may use the other party’s name where necessary to meet obligations under an applicable law or regulation pursuant to Section 5.2.

6.Ownership and Inventions.

Background Intellectual Property. All inventions, discoveries, know how, improvements and developments, whether or not patentable, owned by or at the free disposal of a party prior to the effective date of the applicable Work Order or generated during the term of the applicable Work Order but not in the performance of this Agreement (“Background Intellectual Property”) shall remain the property of such party. Sponsor and Tioga agree that without prior written Sponsor consent, no Background Intellectual Property of Tioga will be included within the Deliverables. In the event that without prior written Sponsor consent, the Deliverables include Background Intellectual Property of Tioga, Tioga shall grant to Sponsor a nonexclusive, worldwide, perpetual, royalty-free license to said Background Intellectual Property.

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Inventorship. Except as otherwise expressly provided in this Agreement, inventorship of Inventions conceived or reduced to practice under this Agreement shall be determined in accordance with United States patent laws.

Field Inventions. Notwithstanding anything to the contrary in this Agreement [***] including, in each case, all patent and other intellectual property rights in and to any of the foregoing (collectively, “Field Inventions”) shall be the sole property of Sponsor, and all right, title, and interest in and to any Field Invention shall vest with Sponsor. Tioga will promptly notify Sponsor in writing of any Field Invention promptly after its conception, development, or reduction to practice. For avoidance of doubt, the parties agree that Background Intellectual Property falls outside the definition of Field Inventions.

Sponsor will have the right to determine, in its sole discretion, which, if any, Field Inventions will be the subject of patent filings and which, if any, will be maintained as trade secrets or dedicated to the public. Sponsor will be responsible, at its own expense, for the filing, prosecution, maintenance and defense of any patent application or patent claiming such Field Inventions. Provided that Sponsor is not in breach of this Agreement as of the relevant date, including for the avoidance of doubt the provisions of Sections 3.1 and 1.1: (i) Tioga agrees to assign and does hereby irrevocably assign, transfer and convey to Sponsor any and all rights, title and interests in and to the Field Inventions, and (ii) at Sponsor’s reasonable expense, Tioga will execute all further documents, declarations, oaths and assignments and do all such further things as may be necessary to perfect Sponsor’s title as provided herein to the Field Inventions or to register Sponsor as the exclusive owner of any applicable registrable rights.

Deliverables. [***] (i) all right, title and interest in and to the Deliverables shall be the sole property of Sponsor; (ii) Tioga shall record, or cause to be recorded, all Deliverables in a timely, accurate and complete manner; (iii) all Deliverables shall be delivered to Sponsor by Tioga as set forth in the applicable Work Order; (iv) any copyrightable work contained in the Deliverables will be considered a work made for hire, whether published or unpublished, and all rights therein will be the property of Sponsor as author and owner of copyright in such work; and (v) to the extent that any of the Deliverables is or may not be deemed to be a work made for hire under U.S. copyright laws, Tioga hereby agrees to assign and does hereby irrevocably assign, transfer and convey to Sponsor any and all rights, title and interests in and to the Deliverables, including, without limitation, the right to reproduce, the right to prepare derivative works, the right to distribute copies, the right to display publicly, the right of publication, the right in and to any and all causes of action, either at law or in equity, and the right to enforce any rights and to file any causes of action, including the right to recover damages, for any past, present or future infringement of the Deliverables as permitted by law, the right to file applications for copyright registration anywhere in the world in Sponsor’s name or otherwise as Sponsor may direct, and the right to secure extensions and renewals thereof, together with any certificates of copyright in the Deliverables, in any and all countries of the world, to have and to hold for Sponsor’s own use and enjoyment, and for the use and enjoyment of Sponsor’s successors and assigns, as fully and completely as the same would have been held by Tioga had this assignment not been made. [***].

No Rights Granted. No delivery of information or materials to a party by the other party or on other party’s behalf nor any provision of this Agreement will be construed to grant to a party any rights or license to use any property of the other party other than as necessary for

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the other party to comply with its obligations under this Agreement or as otherwise provided specifically in this Agreement.

No Implied Licenses. Except as expressly provided in this Agreement or a Work Order, nothing contained in this Agreement is intended to confer by implication, estoppel, or otherwise, upon any party any license or rights in any intellectual property rights of the other party.

7.Records and Return of Materials and Information.

Records. Tioga will retain Records relating to the Services for three (3) years after termination of the Work Order under which they were generated or as required by applicable law or governmental regulation, whichever is longer (the “Retention Period”), unless Sponsor authorizes, in writing, earlier destruction. Sponsor shall pay the reasonable costs associated with storage by Tioga of Records after completion or termination of a Work Order. Tioga will ensure that it maintains mechanisms to read any such Records stored in electronic form for at least the Retention Period.

Return, Storage and Destruction of Sponsor Materials. Upon completion of Services pursuant to which Sponsor has provided Sponsor Materials, at Sponsor’s prompt written request and reasonable expense any such Sponsor Materials remaining may be (i) delivered to Sponsor, (ii) retained by Tioga on behalf of Sponsor for an agreed-upon time period, or (iii) disposed of pursuant to the written directions of Sponsor. Tioga has no obligation to preserve or retain any Sponsor Material for which either disposal, retention or delivery instructions or corresponding payment is not received from Sponsor in a timely manner.

Return, Storage and Destruction of Records. Upon written request by Sponsor and at Sponsor’s reasonable expense, Tioga shall promptly deliver to Sponsor all materials, information and all other data owned by Sponsor, including Field Inventions, Background Intellectual Property owned or controlled by Sponsor, Deliverables, and Sponsor Confidential Information (“Records”), regardless of the method of storage or retrieval and in such form as is then currently in the possession of Tioga. A Work Order may specify that certain Records be delivered to Sponsor upon completion of such Services. Upon providing reasonable notice to Tioga within ninety (90) days prior to the end of the Retention Period for given Records, Sponsor may at Sponsor’s expense remove such Records from Tioga facilities. At Sponsor’s written request and reasonable expense such Records may (i) be retained by Tioga on behalf of Sponsor for an agreed-upon time period, or (ii) disposed of pursuant to the written directions of Sponsor in which case Tioga shall provide Sponsor with documentation of both the method and the completion of disposal. Tioga, however, reserves the right to retain, at its own cost and subject to the confidentiality, nondisclosure, and non-use provisions herein, copies of all Records (i) that may be needed to satisfy regulatory requirements, and (ii) that are included in the Deliverables, pursuant to Section 6.4. Nothing in this Agreement shall be construed to transfer from Sponsor to Tioga any FDA or regulatory record-keeping requirements unless such transfer (a) is specifically provided for in a Work Order, and (b) is effected in compliance with FDA guidelines.

Accounting Records. Tioga will maintain complete and accurate accounting records relating to performance of Services. Tioga will retain such records for at least two (2) years after the end of the calendar year in which an expense was incurred or two (2) years after completion of such Services, or as required by applicable law, whichever is longer. Sponsor or its Representative will have the right to audit the accounting records to verify the amount of fees, expenses, and costs charged to Sponsor pursuant to Section 9.5.

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8.Warranties, Representations and Covenants.

Tioga Representations. Tioga warrants and represents to Sponsor that:

8.1.1.it is duly formed and validly existing under the laws of its jurisdiction of organization and has all requisite power and authority, in each jurisdiction in which Services will be performed, to own and operate its business and properties and to carry on its business as such business is now being conducted, to execute and deliver this Agreement and to perform its obligations hereunder, and to grant to Sponsor the rights and licenses granted under this Agreement;

8.1.2.it shall perform its obligations and shall cause its Representatives to perform its obligations under this Agreement in accordance with the terms and conditions set forth herein;

8.1.3.it and its Representatives are professionally trained and duly qualified and have experience and expertise necessary to perform the Services;

8.1.4.it will fulfil the Services with due care and in accordance with Tioga’s standard operating procedures and policies;

8.1.5.it has the capability to fulfill the Services in accordance with generally accepted practices and professional standards;

8.1.6.it shall perform the Services and obligations under this Agreement in compliance with all applicable federal, state, and local laws, rules, and regulations, including but not limited to the FFDCA and the regulations promulgated pursuant thereto;

8.1.7.it has obtained and will maintain for the term of the Agreement, all licenses, permits, authorizations, accreditations, approvals, and reviews required by any federal, state, or local governmental authority for performance of the Services;

8.1.8.it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and that during the term of this Agreement, it will not enter into any agreement to provide services which would prevent it from performing the Services;

8.1.9.there is no litigation, judgment, regulatory investigation or proceeding, administrative hearing, or any other similar proceeding pending or, to the best of its knowledge, threatened against Tioga which could adversely affect its ability to perform under this Agreement or that directly relates to the services to be performed by Tioga hereunder; and

8.1.10.it shall not modify or alter in any way its systems that would compromise Sponsor’s ability to retrieve or access data generated pursuant to the Services.

Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, MERCHANTABILITY, FITNESS FOR

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A PARTICULAR PURPOSE OR NON-INFRINGEMENT. NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE SUCCESS OF THE SERVICES OR THE COMMERCIAL UTILITY OF ANY PRODUCT WHICH RESULTS FROM THE SERVICES.

9.Noncompliance Notification; Inspection and Audits.

Regulatory Compliance. In the event of any noncompliance with applicable federal, state, or local laws, rules, or regulations that may affect the integrity of any data provided as Deliverables, Tioga shall notify Sponsor immediately.

Inspection by Regulatory Authority. In the event that Tioga receives a notice of inspection or any other notice or demand from the FDA or any other regulatory authority which relates to any Services (a “Notice”), Tioga shall: (a) notify Sponsor promptly of such Notice; (b) keep Sponsor reasonably informed of the progress of such inspection; and (c) provide to Sponsor a copy of any documents provided to or received from the FDA or such other regulatory authority pursuant to such Notice.

No Debarment. Tioga hereby certifies that neither Tioga nor any of Tioga’s Representatives have been or are debarred, nor have they been or are they engaged in any acts which could be considered for debarment, under the provisions of the `Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a (a) or (b).

No Felony. Tioga hereby certifies that neither it nor any of its officers or employees has been convicted or have pending charges of a felony under the US federal law for conduct relating to the development or approval, including the process for development or approval, of any drug product, new drug application or abbreviated new drug application and neither it nor any of its officers or employees has been convicted or have pending charges of a felony under US law or similar laws outside the United States for conduct relating to the regulation of any product under the FFDCA.

Sponsor Inspection and Audits. During the term of this Agreement and for a period of two (2) years thereafter, Sponsor will have the right to audit the records, standard operating procedures, and facilities of Tioga, and monitor the Services performed hereunder, at reasonable times and in a reasonable manner, to determine the adequacy of the Tioga’s facilities, the Services to be provided under this Agreement, and whether the Services are being conducted in compliance with the terms and conditions of this Agreement and the applicable Work Order, federal laws, rules, or regulations, Sponsor’s instructions, and protocols agreed in a Work Order. At reasonable Sponsor expense Tioga will cooperate with and assist Representatives of Sponsor during such audit. Upon notice from Sponsor or FDA of any noncompliance with Sponsor’s instructions, protocols agreed in a Work Order, or applicable federal laws, rules, or regulations, or any other terms and conditions of this Agreement or a Work Order, Tioga shall permit Representatives of Sponsor to promptly review records related to the Services performed hereunder. At reasonable Sponsor expense Tioga shall cooperate with any internal review or audit by Sponsor and, during normal business hours and at mutually agreeable times, make available (i) Tioga personnel for interview, and (ii) all documentation, data, and information relating to the Services for examination and copying. Notwithstanding the existence of Sponsor’s rights under this section, Sponsor shall be under no obligation to exercise these rights.

10.Indemnification.

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Mutual Indemnification. Each party shall indemnify, defend, and hold the other party, its Affiliates, and Representatives harmless from and against any and all liabilities, losses, damages, expenses, and costs (including reasonable costs of defense) resulting from a claim or suit by a third party that arise directly or indirectly from such party’s and/or its Affiliates’ (i) actions or inactions under this Agreement, (ii) breach of this Agreement, or (iii) negligence or willful misconduct in its performance of obligations under this Agreement. Sponsor shall indemnify, defend, and hold Tioga, its Affiliates, and Representatives harmless from and against any and all liabilities, losses, damages, expenses, and costs (including reasonable costs of defense) resulting from a claim or suit by a third party alleging that Tioga’s use of the Sponsor Materials or the Active as permitted under this Agreement and as instructed by Sponsor in a Work Order infringes any intellectual property rights of a third party.

Indemnification Procedure. If a party seeks indemnification from the other party under this Agreement, it shall give the other party prompt notice of any such claim or lawsuit served upon it (including a copy thereof) and shall fully cooperate with the other party and its legal representatives (i) in the investigation of any matter that is the subject of indemnification, and (ii) in defense of such claim or lawsuit. No settlement or compromise of a claim subject to this indemnification section will be binding on the party providing indemnification without that party’s prior written consent; provided that such party shall not unreasonably withhold its approval of the settlement of any claim, liability, or action covered by the indemnification provisions provided herein. Notwithstanding anything to the contrary, neither party will admit fault on behalf of the other party without the written approval of that party.

11.Insurance.

11.1.During the term of this Agreement to cover its obligations hereunder, Tioga shall [***] by (i) a full, individual primary policy amount, (ii) a primary amount of less than minimum requirement enhanced by a blanket excess umbrella policy, or (iii) a combination of either. Failure to maintain adequate insurance coverage does not relieve or reduce Tioga’s liability under this Agreement.

12.Miscellaneous.

Independent Contractor Relationship. For the purposes of this Agreement, the parties hereto are independent contractors, and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee, or joint venturers. Neither party shall have the power nor right to bind or obligate the other party, and neither party shall hold itself out as having such authority.

Limitation of Liability. EXCEPT WITH RESPECT TO A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS OR IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, NEITHER PARTY WILL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT INCLUDING WITHOUT LIMITATION LOSS OF PROFITS AND LOSS OF USE, WHETHER ARISING IN CONTRACT, TORT OR STRICT LIABILITY AND EVEN IF THE OTHER PARTY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

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Injunctive Relief. Each party hereby agrees that a breach by such party or its Representatives of Article 5 or Article 6 of this Agreement will cause the other party irreparable damage for which recovery of damages would be inadequate, and that the other party shall therefore be entitled to obtain timely injunctive relief under this Agreement without the necessity of proving actual damages and without posting bond, as well as such further relief as may be granted by a court of competent jurisdiction.

Notices and Deliveries. All notices, requests and other communications under this Agreement shall be in writing, and shall be deemed to have been properly given and to be effective on the date: (i) of delivery, if delivered in person; (ii) three (3) days after mailing, if mailed to the respective address(es) provided following in this Section 12.4 by first class certified mail; (iii) one (1) day after dispatch, if shipped to the respective address(es) provided following in this Section 12.4 by any express carrier service that requires the recipient to sign documents demonstrating the delivery of such notice; or (iv) of transmission, if sent by facsimile with confirmation number to the number(s) provided following in this Section 12.4:

If to Tioga:	If to Sponsor:
Name: Redacted	Name: Redacted
Address: Redacted	Address: Redacted
Address: Redacted	Address: Redacted
Fax: Redacted	Fax: Redacted
E-mail: Redacted	E-mail: Redacted

Each party hereby consents and authorizes the other party to send facsimiles and emails relating to the Services to any office of such party or its Affiliates.

Binding Agreement and Assignment. This Agreement shall be binding upon and inure to the benefit of Sponsor and Tioga and their respective successors and permitted assigns. Neither party shall have the right to assign this Agreement or any of the rights set forth herein or delegate any of the obligations hereunder without the prior written consent of the other party, not to be unreasonably withheld, excepting that (i) a party may assign this Agreement or part of this Agreement and its rights and obligations hereunder without the consent the other party (a) in connection with the transfer or sale to another party of all or substantially all of the party’s business, whether by merger, sale of stock, sale of assets, consolidation, reorganization or otherwise, or (b) to any Affiliate of the party, and (ii) Sponsor may assign this Agreement or part of this Agreement with respect to one or more Work Orders in connection with a transfer, license, sale or other like transaction of substantially all of its business or assets associated with a product development program to which such Work Order or Work Orders relates. Notwithstanding the foregoing, any such assignment to an Affiliate will not relieve the party of its responsibilities for performance of its obligations under this Agreement. Any attempted assignment in violation of the foregoing will be null and void.

Choice of Law, Waiver and Severability. This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of California as if entirely performed therein and in the United States, exclusive of its conflicts of law provisions. The delay or failure to enforce any right or provision herein shall not constitute a waiver of that right or provision. Any waiver of a breach of a provision shall not constitute a waiver of any subsequent breach of that provision or of any other provisions of this Agreement. No waiver shall be effective unless in writing signed by the waiving party. If any provisions

© 2013-2020 Tioga Research, Inc.CONFIDENTIALMaster Services Agreement

herein are found to be unenforceable on the grounds that they are overly broad or in conflict with applicable laws, it is the intent of the parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law, and that the remaining provisions shall not in any way be affected or impaired thereby.

Dispute Resolution. If any dispute arises between the parties relating to the interpretation, breach or performance of this Agreement or the grounds for the termination thereof, and the parties cannot resolve the dispute within 30 days of a written request by either party to the other party, the parties agree to hold a meeting, attended by the chief executive officers of Sponsor and Tioga, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within sixty (60) days after such written request, the parties have not succeeded in negotiating a resolution of the dispute, such dispute will be submitted to final and binding arbitration under the then current commercial rules and regulations of the American Arbitration Association (“AAA”) relating to voluntary arbitrations, provided that the parties will not be obligated to arbitrate any dispute relating to confidential information or intellectual property rights. The arbitration proceedings will be held in San Diego, California. The arbitration will be conducted by one arbitrator who is knowledgeable in the subject matter at issue in the dispute and who will be selected by mutual agreement of the parties or, failing such agreement, will be selected in accordance with the AAA rules. No discovery shall be allowed except that the parties shall produce to each other all documents and a list of witnesses they may use at the hearing no later than thirty (30) days before the first scheduled arbitration hearing date. The arbitrator will require the non-prevailing party to pay for the cost of arbitration. The arbitrator will have no authority to award punitive, indirect, incidental, or consequential damages. The arbitrator will prepare and deliver to the parties a written, reasoned opinion conferring its decision. The decision of the arbitrator will be final and binding on the parties. Judgment on the award so rendered may be entered in any court having competent jurisdiction thereof.

Legal Fees. If any dispute arises between the parties with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing party in such proceeding, as determined by the applicable adjudicator, shall be entitled to receive its reasonable attorneys’ fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.

Survival. The rights and obligations of Sponsor and Tioga, which by intent or meaning have validity beyond such termination (including, but not limited to, the provisions of Sections 3.1, 3.5, 4.4 and 4.6, and of Articles 5, 6, 7, 9.5, 10 and 12) shall survive the termination of this Agreement or any Work Order hereunder.

Entire Agreement and Modification. This Agreement, together with all attachments, exhibits and Work Orders, contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions. This Agreement and each Work Order shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the signatures of each of the parties. This Agreement and any Work Order, once executed by a party, may be delivered to the other party by facsimile transmission or by email. No amendments, changes, additions, deletions, or modifications to any provisions of this Agreement or any Work Order shall be valid unless reduced to writing and signed by the parties.

© 2013-2020 Tioga Research, Inc.CONFIDENTIALMaster Services Agreement

12.11.[***].

Headings. The captions contained in this Agreement are not a part of this Agreement but are merely guides or labels to assist in locating and reading the several articles hereof.

Electronic Records and Signatures. The parties intend that federal and state laws validating their ability to form assent and commit electronically to be bound by the obligations described herein shall apply to this Agreement to the fullest extent possible. The parties further agree that an electronic signature is the legal equivalent of a manual signature on this Agreement, and that, if applicable, selecting “SIGN” constitutes a party’s electronic signature. The parties also agree that no certification authority or other third party verification is necessary to validate a party’s electronic signature and that the lack of such certification or third party verification will not in any way affect the enforceability of such party’s electronic signature or any resulting contract between the parties.

If this Agreement is executed using an electronic signature program, such as DocuSign, by clicking the “SIGN” button, the parties hereby agree, as of the Effective Date, to the terms and conditions of this Agreement. Each party further acknowledges that such party has read and understands this Agreement and intends to sign and submit this Agreement electronically to the other party. Each party understands that electronically signing and submitting this Agreement is the legal equivalent of having placed a handwritten signature on the submitted Agreement. Each party confirms that such party has the ability to save or print and retain a copy of this Agreement.

13.Definitions.

13.1.[***].

13.2.“Affiliate” shall mean with respect to a party any corporation, firm, limited liability company, partnership, or other entity which directly or indirectly Controls, is Controlled by, or is under common Control with such party.

13.3.“Confidential Information” means all information disclosed by a party and such party’s Representatives to the other party or to any of the other party’s Representatives, whether in oral, written, graphic, electronic or other form, regardless of whether the information is marked “Confidential” or not. Confidential Information may include, without limitation, trade secrets, know-how, inventions, ideas, discoveries, developments, designs, techniques, tangible and intangible information, formulation compositions, chemical compounds, building blocks, chemical libraries, reaction protocols for chemical libraries, chemical structures, chemical design and model relationship data, chemical databases, assays, samples, media and other biological materials, procedures and formulations for producing any such materials, products, processes, drawings, improvements, formulas, equations, methods, developmental or experimental work, research or clinical data, instruments, apparatus, devices, computer software and hardware, and information regarding research, development, current and proposed products and services, marketing and selling, business plans, business methods, budgets, finances, licensing, collaboration and development arrangements, prices, charges and costs, buying habits and practices, contact and mailing lists and databases, vendors, customers and clients, and potential business opportunities. Confidential Information includes the existence, terms, and text of this Agreement and of each Work Order.

© 2013-2020 Tioga Research, Inc.CONFIDENTIALMaster Services Agreement

The Receiving Party’s non-disclosure and non-use obligations set forth in Article 5 shall not apply to information that the Receiving Party can demonstrate by competent written proof:

13.3.1.is now, or hereafter becomes, through no breach of this Agreement by the Receiving Party, generally known or available;

13.3.2.is known by the Receiving Party at the time of receiving such information;

13.3.3.is hereafter furnished to the Receiving Party by a third party, as a matter of right and without restriction on disclosure; or

13.3.4.is hereafter independently developed by a Representative of the Receiving Party without reference to or reliance upon Confidential Information and without any breach of this Agreement.

For purposes of clause 13.3.1 of this Section 13.3, no combination of elements within the Confidential Information shall be deemed to be part of the public domain merely because the individual elements of such combination are part of the public domain, unless the entire combination itself, or the entire principle of use or operation of such combination (if any), is part of the public domain. In addition, no element within the Confidential Information shall be deemed to be a part of the public domain merely because it is embraced by more general information or data that is part of the public domain.

13.4.“Control” means ownership, directly or through one or more affiliated entities, of at least fifty percent (50%) of the shares of stock entitled to vote for the election of directors in the case of a corporation, or at least fifty percent (50%) of the equity interests in the case of any other type of legal entity, or any other arrangement whereby a party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

13.5.“Deliverables” means any and all reports, data, observations, and results directed to the Active that are created in the scope of performing the Services.

13.6.“FDA” means the United States Food and Drug Administration.

13.7.“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

13.8.“Invention” means any invention, enhancement, improvement, modification, discovery, idea, know-how or innovation, whether patentable or not, arising directly or indirectly out of performance under this Agreement or a Work Order, including (i) any and all patents and patent applications that may have been or may be filed throughout the world that relate thereto, including any and all issuance, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations, and renewals thereof; (ii) all rights of any kind whatsoever accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world; (iii) any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing, other than as provided in this Agreement; and (iv) any and all claims and causes of action with respect to any of the

© 2013-2020 Tioga Research, Inc.CONFIDENTIALMaster Services Agreement

foregoing, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

13.9.“PDF” means a document in electronic portable document format.

13.10.“Representative” means an officer, director, employee, consultant, or agent, including legal counsel, of a party.

13.11.[***].

13.12.Other defined terms are as provided in the Agreement text as follows:

“AAA”	Section 12.7
“Agreement”	Title section
“Background Intellectual Property”	Section 6.1
“Change Order”	Section 1.2
“Cure Period”	Section 4.3
“Disclosing Party”	Section 5.1
“Effective Date”	Title section
“Field Invention”	Section 6.1
“Notice”	Section 9.2
“Receiving Party”	Section 5.1
“Records”	Section 7.3
“Retention Period”	Section 7.1
“Services”	Recitals
“Sponsor”	Title section
“Tioga”	Title section
“Work Order”	Section 1.1

© 2013-2020 Tioga Research, Inc.CONFIDENTIALMaster Services Agreement

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers as of the Effective Date.

TIOGA RESEARCH, INC.		EI. VENTURES, INC.

By:	Redacted	By:	Redacted
	(signature)		(signature)

Print Name:	Redacted	Print Name:	Redacted

Title:	Redacted	Title:	Redacted

Date:	June 11, 2021	Date:	June 17, 2021

© 2013-2020 Tioga Research, Inc.CONFIDENTIALMaster Services Agreement

EXHIBIT A

Work Order

Title of Program:
Program Summary:
[***]
Work Order #:
Timeline:
Budget & Payment Schedule:

The following terms and conditions apply solely to work performed under this Work Order and do not apply to any other Work Orders.

This Work Order is executed pursuant to and is governed by the terms and conditions of that certain Master Services Agreement, dated as of Effective Date of Agreement (the “Agreement”), by and between Ei.Ventures, Inc. and Tioga Research, Inc. To the extent that there is any conflict between the terms and conditions of the Agreement and this Work Order, the Agreement shall control unless this Work Order expressly provides for one or more specific amendments to the Agreement solely for the activities of the parties pursuant to this Work Order. All capitalized terms in this Work Order are used as defined in the Agreement.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Work Order as of the dates written below. This Work Order shall be effective as of the last of the dates written below.

Tioga Research, Inc.	Ei. Ventures, Inc.

Authorized Signature	Authorized Signature

Name:	Name:

Title:	Title:

Date:	Date:

© 2013-2020 Tioga Research, Inc.CONFIDENTIALMaster Services Agreement